Exhibit 99.1

                                                                                                                                                     Press Release

For further information:

                   Jeffrey R. Luber

                   President

                   EXACT Sciences Corporation

                   P: (508) 683-1211

E: jluber@exactsciences.com

EXACT SCIENCES ANNOUNCES FOURTH QUARTER ANDYEAR-END 2007 RESULTS

MARLBOROUGH, Mass — (February 4, 2008) — EXACT Sciences Corporation (NASDAQ: EXAS) announced today financial results for the fourth quarter and year ended December 31, 2007.

Total revenues for the fourth quarter of 2007 were $(0.6) million, compared to total revenues of $1.2 million for the fourth quarter of 2006.  Total revenues for the year ended December 31, 2007 were $1.8 million as compared to $4.8 million for the year ended December 31, 2006.  Total revenues decreased in the quarter and year ended December 31, 2007, when compared to the same periods of 2006, primarily as a result of reductions in product royalty revenue of $1.0 million and $1.2 million, respectively, recorded in the quarter and year ended December 31, 2007, related to a certain third-party royalty reimbursement obligation to Laboratory Corporation of America® Holdings (LabCorp®).  These royalty reductions were recorded in connection with the amendment to the license agreement with LabCorp signed in June 2007 and resulted in negative product royalty revenue for the quarter and year ended December 31, 2007.  The Company’s obligation to pay LabCorp under this provision is based on LabCorp’s sales volumes of PreGen-Plus, LabCorp’s colon cancer testing service, which is based on certain of EXACT’s intellectual property, during three measurement periods over the exclusive license period, which ends in December 2010.  A significant increase in PreGen-Plus test sales volumes during any of the measurement periods outlined in the amendment could reduce the Company’s obligation related to that period, while test volumes consistent with historical PreGen-Plus sales levels could result in aggregate payments to LabCorp of up to $3.5 million over the remaining exclusive license period.  Based on sales volumes that the Company anticipates in light of the current regulatory and reimbursement status of its technology, as of December 31, 2007, the Company has accrued $1.2 million of the total potential $1.5 million obligation related to the first measurement period, which ends in December 2008.

In addition, non-cash license fee amortization revenue decreased by $0.8 million and $1.5 million, respectively, in the quarter and year ended December 31, 2007, as compared to the same periods of 2006.  This decrease was the result of the June 2007 amendment to the license agreement with LabCorp, which extended the exclusive period under the license agreement from August 2008 to December 2010.  As a result of this extension, the remaining unamortized up-front license fees that LabCorp previously paid to EXACT are now being recognized over a longer period of time, resulting in lower non-cash license fee amortization as compared to prior periods.

Operating expenses decreased to $3.6 million for the quarter ended December 31, 2007, as compared to $3.9 million for the fourth quarter of 2006.  The Company continued to reduce operating expenses during the fourth quarter of 2007 and recorded $0.4 million in restructuring charges in connection with the consolidation and sublease of certain of its leased space.  The decrease in operating expenses for the quarter ended December 31, 2007, as compared to the same period of the prior year, was primarily the result of lower sales and marketing expenses following the elimination of the Company’s sales and marketing functions during the third quarter of 2007.  This decrease was partially offset by an increase in general and administrative expenses resulting from increased activity for the fourth quarter of 2007 in connection with the Company’s ongoing regulatory efforts.

Operating expenses decreased by approximately 19 percent to $14.6 million for the year ended December 31, 2007, from $18.1 million for the year ended December 31, 2006, primarily as a result of the elimination of the Company’s sales and marketing functions during the third quarter of 2007.  In addition, EXACT’s research and development expenses were also lower in the year ended December 31, 2007, when compared to the year ended December 31, 2006, as a result of actions taken during the fourth quarter of 2006 to decrease expenditures by reducing headcount and related costs and focusing applied research resources on the optimization and validation of the Company’s Version 2 technology.  This decrease was partially offset by an increase in general and administrative expenses in 2007, resulting primarily from increased activity in connection with the Company’s ongoing regulatory efforts, as well as higher non-cash stock-based compensation charges.

Restructuring charges for the year ended December 31, 2007 were $1.2 million, consisting of $0.8 million related to the elimination of the Company’s sales and marketing force during the third quarter of 2007 and $0.4 million recorded in the fourth quarter of 2007 related to the sublease of a portion of the leased space at the Company’s headquarters.

Net loss for the quarter ended December 31, 2007 was $4.0 million, or $0.15 per share, compared to $2.4 million, or $0.09 per share for the quarter ended December 31, 2006.  For the year ended December 31, 2007, the net loss was $12.0 million, or $0.44 per share, compared to $12.9 million, or $0.49 per share for the year ended December 31, 2006.

“We begin 2008 with a continued focus on obtaining inclusion of our DNA technology in the updated colorectal cancer screening guidelines of the American Cancer Society and U.S. Multi-Society Task Force,” said Jeffrey R. Luber, President of EXACT Sciences.  “We continue to believe that the medical evidence and need for new screening options merit our inclusion in the guidelines.  We are also continuing our efforts to commercialize Version 2 of our technology, as well as our efforts with the U.S. Food and Drug Administration (FDA) for approval of our technology.  Following any such FDA approval, we plan to work toward submitting an application for reconsideration for national coverage of stool-based DNA screening with the Centers for Medicare and Medicaid Services (CMS).  We believe that the achievement of these long-term goals can enable us to begin to realize the full commercial potential of DNA technology for colorectal cancer and our mission of eradicating the mortality associated with this disease.”

Mr. Luber added that, “We were pleased with the proposed coverage decision memorandum released by CMS last week on our Version 1 technology.  This decision preserves the future opportunity for reimbursement of stool-based DNA screening with the nation’s largest payor.  It also underscores the importance of designing technologies that patients will actually use to increase colon cancer screening compliance, an important component of obtaining attractive reimbursement with Medicare.  EXACT Sciences was founded with the principle of screening compliance in mind.”

For the quarter ended December 31, 2007, 378 PreGen-Plus tests were accessioned by LabCorp, compared to 406 and 613 for the quarters ended September 30, 2007 and December 31, 2006, respectively.  As of December 31, 2007, the Company had approximately $12.6 million in unrestricted cash, cash equivalents and marketable securities.

Fourth Quarter 2007 Conference Call

EXACT Sciences will host a conference call for its fourth quarter 2007 financial and operating results, its business outlook and the topics outlined below on Tuesday, February 5, 2008 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the webcast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

The following will be among the topics discussed on the Company’s conference call on February 5, 2008 at 8:30 a.m. ET:

•                  Fourth quarter 2007 financial and operating results;

•                  Medicare reimbursement status;

•                  FDA plans and current regulatory status; and

•                  Technology development plans.

Information for the call is as follows:

Domestic callers:  800-510-0178

International callers:  617-614-3450

Participant Passcode:  49451546

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant Passcode:  87426274

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America Holdings® (LabCorp®) for a stool-based DNA assay developed by LabCorp for colorectal cancer screening in the average-risk population and marketed by LabCorp under the name PreGen-Plus™.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable earlier detection of colorectal cancer so that more people can be effectively treated.  EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus, the non-invasive colorectal cancer screening testing service offered by LabCorp, has not been approved or cleared by the U.S. Food & Drug Administration.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its business prospects and plans, a potential guidelines decision by the American Cancer Society and U.S. Multi-Society Task Force on Colorectal Cancer and any future national coverage determination by the Centers for Medicare and Medicaid Services.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; the inclusion of PreGen-Plus in cancer screening guidelines; sufficient investment in the sales and marketing of PreGen-Plus; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower the cost of the PreGen-Plus test through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement

Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Statements of Operation Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share data	2007	2006	2007	2006
Revenue:
Product royalty fees	$(943)	$17	$(1,137)	$179
License fees	337	1,090	2,857	4,363
Product	6	73	78	208
	(600)	1,180	1,798	4,750
Gross profit (loss):
Product royalty fees	(943)	16	(1,141)	167
License fees	337	1,090	2,857	4,363
Product	6	48	33	(589)
	(600)	1,154	1,749	3,941

Operating Expenses:
Research and development (1)	1,269	1,152	4,887	6,735
Sales and marketing (1)	(18)	500	991	3,792
General and administrative (1)	1,991	1,555	7,541	6,910
Restructuring (1)	358	671	1,177	671
	3,600	3,878	14,596	18,108

Loss from operations	(4,200)	(2,724)	(12,847)	(14,167)

Interest income	181	301	888	1,252

Net loss	$(4,019)	$(2,423)	$(11,959)	$(12,915)

Net loss per share - basic and diluted	$(0.15)	$(0.09)	$(0.44)	$(0.49)

Weighted average common shares
outstanding - basic and diluted	27,088	26,692	26,945	26,509

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$61	$201	$541	$653
Sales and marketing	(18)	95	202	956
General and administrative	258	265	1,889	1,397
Restructuring	—	—	174	—

EXACT SCIENCES CORPORATION
Condensed Consolidated Unaudited Balance Sheet Data
(In thousands)

	December 31,	December 31,
	2007	2006
Assets
Unrestricted cash and cash equivalents	$4,486	$4,831
Short-term investments	8,101	16,244
Prepaid expenses	275	386
Property and equipment, net	601	844
Patent costs, net of accumulated amortization	432	763
Restricted cash	700	800
Total assets	$14,595	$23,868

Liabilities and stockholders' equity
Total current liabilities	$4,406	$6,365
Third party royalty obligation	1,200	—
Deferred licensing fees, less current portion	2,701	2,545
Total stockholders’ equity	6,288	14,958
Total liabilities and stockholders' equity	$14,595	$23,868

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which will be filed in March 2008.

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